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Pricing Supplement dated February 21, 2002                      Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                    File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                       TOYOTA MOTOR CREDIT CORPORATION

                      Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount: $150,000,000             Trade Date: February 21, 2002
Issue Price: See "Plan of Distribution"    Original Issue Date: March 1, 2002
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $149,867,430
   Terms of the Notes - Interest"          Principal's Discount
Interest Payment Period: Quarterly           or Commission: 0.08838%
Stated Maturity Date: March 1, 2005
______________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note        [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note               (Fixed Rate Commencement
            (Fixed Interest Rate):                  Date):
     [ ]  Other Floating Rate Note                 (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate  [X]  Federal Funds Rate
            [ ]  LIBOR   [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page:

     Initial Interest Reset Date: March 4, 2002     Spread (+/-): +0.23%
     Interest Rate Reset Period: Daily              Spread Multiplier:  N/A
     Interest Reset Dates: Each Business Day        Maximum Interest Rate: N/A
     Interest Payment Dates: March 1, June 1,       Minimum Interest Rate: N/A
        September 1 and December 1, commencing      Index Maturity: N/A
        June 1, 2002                                Index Currency: N/A

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from March 1, 2002 to March 1, 2005
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %

Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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                             ___________________________

                                 Merrill Lynch & Co.

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                            ADDITIONAL TERMS OF THE NOTES

Further Authorizations

          On November 30, 2001, in supplement to the $1,410,700,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of August 24, 2001, TMCC authorized the offer and issuance from time to time of an additional $1,000,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated August 24, 2001 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $15,320,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used)

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the Federal Funds Rate on February 28, 2002, plus 0.23%. The Interest Rate with respect to each subsequent Interest Reset Date will be equal to the Federal Funds Rate on the related Interest Determination Date plus 0.23%.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, the Interest Determination Date with respect to the Notes will be one Business Day preceding each related Interest Reset Date.

          Notwithstanding anything to the contrary contained in the Prospectus Supplement, if any Interest Payment Date other than an Interest Payment Date at Maturity would otherwise be a day that is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day.

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Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, and Amendment No. 2 thereto, dated August 24, 2001 (as amended, the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.91162% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.